EXHIBIT 21.1

SUBSIDIARIES OF WYNN LAS VEGAS, LLC

Las Vegas Jet, LLC

World Travel, LLC

Wynn Completion Guarantor, LLC

Wynn Golf, LLC

Wynn Las Vegas Capital Corp.

Wynn Show Performers, LLC

Wynn Sunrise, LLC

All subsidiaries are formed in the State of Nevada and wholly-owned by Wynn Las Vegas, LLC.